The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated December 18, 2024

December , 2024 Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index due January 4, 2028

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

●The notes are designed for investors who seek exposure to any appreciation of either (i) an equally weighted basket consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index, which we refer to as the Indices, over the term of the notes if a Threshold Event has occurred or (ii) the J.P. Morgan Multi-Asset Index over the term of the notes if a Threshold Event has not occurred.

●A Threshold Event occurs if the Final Value of the S&P 500® Index is greater than or equal to 110.00% of its Initial Value, which we refer to as the Threshold Value.

●Investors should be willing to forgo interest and dividend payments, while seeking full repayment of principal at maturity, and be willing to be exposed to the performance of solely the J.P. Morgan Multi-Asset Index.

●The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

●Payments on the notes may not be linked to a basket composed of the Indices and may be linked solely to the performance of the J.P. Morgan Multi-Asset Index, as described below.

●Minimum denominations of $1,000 and integral multiples thereof

●The notes are expected to price on or about December 30, 2024 and are expected to settle on or about January 3, 2025.

●CUSIP: 48135WUU8

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-4 of the accompanying underlying supplement no. 23-I and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplements, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $973.10 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $950.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 3-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023, underlying supplement no. 23-I dated August 28, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Indices: The S&P 500® Index (Bloomberg ticker: SPX) and the J.P. Morgan Multi-Asset Index (Bloomberg ticker: MAX).

The level of the J.P. Morgan Multi-Asset Index reflects a 1.00% per annum daily deduction.

Basket: In some circumstances as described below, the notes are linked to an equally weighted basket consisting of the following:

●50.00% of the S&P 500® Index; and

●50.00% of the J.P. Morgan Multi-Asset Index.

Participation Rate: At least 117.25% (to be provided in the pricing supplement)

Threshold Value: 110.00% of the Initial Value of the S&P 500® Index

Pricing Date: On or about December 30, 2024

Original Issue Date (Settlement Date): On or about January 3, 2025

Observation Date*: December 30, 2027

Maturity Date*: January 4, 2028

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement, as supplemented by “Supplemental Terms of the Notes — Postponement of a Determination Date — Notes linked to the Index and other reference assets” in the accompanying underlying supplement no. 23-I, and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which may be zero.

You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Additional Amount†: The Additional Amount payable at maturity per $1,000 principal amount note will equal:

(i)if a Threshold Event has occurred: $1,000 × Basket Return × Participation Rate; or

(ii)if a Threshold Event has not occurred: $1,000 × Index Return of the J.P. Morgan Multi-Asset Index × Participation Rate,

provided that the Additional Amount will not be less than zero.

If a Threshold Event has not occurred, the payment at maturity will be based solely on the performance of the J.P. Morgan Multi-Asset Index, without regard to the performance of the S&P 500® Index or the Basket.

Threshold Event: A Threshold Event occurs if the Final Value of the S&P 500® Index is greater than or equal to the Threshold Value.

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + (50.00% × Index Return of the S&P 500® Index) + (50.00% × Index Return of the J.P. Morgan Multi-Asset Index)]

Index Return: With respect to each Index,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Index, the closing level of that Index on the Pricing Date

Final Value: With respect to each Index, the closing level of that Index on the Observation Date

† Subject to the impact of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement. In the event of a commodity hedging disruption event, we have the right, but not the obligation, to cause the calculation agent to determine on the commodity hedging disruption date, as defined in the accompanying product supplement, the value of the Additional Amount payable at maturity. Under these circumstances, the value of the Additional Amount payable at maturity will be determined prior to, and without regard to the closing levels of the Basket or the Indices on, the Observation Date.

PS-1 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

Supplemental Terms of the Notes

The notes are not futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”).  The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute.  Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Any values of the Indices, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes.  Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

The Indices and the Basket

The return on the notes is linked to either the J.P. Morgan Multi-Asset Index or, in some circumstances as described above, an equally weighted basket consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index.

The S&P 500® Index

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement no. 1-I.

The J.P. Morgan Multi-Asset Index

The J.P. Morgan Multi-Asset Index (the “MAX Index”) was developed and is maintained and calculated by JPMS, one of our affiliates.  The MAX Index is reported by Bloomberg L.P. under the ticker symbol “MAX Index.”

The MAX Index seeks to provide a dynamic and diversified asset allocation based on a momentum investment strategy.  The MAX Index tracks the return of (a) a dynamic notional portfolio consisting of up to 10 excess return futures-based indices (each, a “Constituent” and collectively, the “Constituents”), converted into U.S. dollars (in the case of Constituents not denominated in U.S. dollars), less (b) a 1.00% per annum daily deduction.  The Constituents represent a broad range of asset classes (equities, fixed income and commodities) and developed markets (the United States, Germany and Japan).

The MAX Index selects and rebalances into a new notional portfolio composed of the Constituents at least once each month using a methodology that is designed to:

●maintain a diversified allocation at all times;

●allocate dynamically based on the market cycle; and

●select allocations that attempt to deliver a stable volatility over time.

Maintaining a diversified allocation.  A diversified portfolio’s return is the weighted average of its constituents’ returns, but its volatility is less than the weighted average of its constituents’ volatilities, because different assets don’t always move in the same direction — in this sense, a diversified portfolio can be said to deliver average returns with below-average volatility.  In order to ensure diversification, the MAX Index constitutes its selected portfolio from a universe of 10 Constituents, and imposes caps and floors on the Constituent weights at the individual and asset class levels.  Each Constituent’s assigned weight must also be an increment of 5%, and the assigned weights must sum to 100%.  The following table sets forth the current Constituents, the ticker for each Constituent, the minimum and maximum assigned weight for each Constituent and the minimum and maximum aggregate assigned weight for each asset class.  For additional information about the Constituents, see “Background on the J.P. Morgan Futures Indices” in the accompanying underlying supplement no. 23-I.

	Constituent	Ticker	Individual Assigned Weight Constraints	Aggregate Assigned Weight Constraints
1	J.P. Morgan US Large Cap Equities Futures Index	JPUSLGEQ	Minimum: -10% Maximum: 40%	Minimum: 10% Maximum: 60%
2	J.P. Morgan US Small Cap Equities Futures Index	JPUSSMEQ
3	J.P. Morgan German Equities Futures Index	JPDEEQ
4	J.P. Morgan Japanese Equities Futures Index	JPJPEQ

PS-2 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

	Constituent	Ticker	Individual Assigned Weight Constraints	Aggregate Assigned Weight Constraints
5	J.P. Morgan 5Y U.S. Treasury Futures Index	JPUS5YT	Minimum: -10% Maximum: 40%	Minimum: 10% Maximum: 80%
6	J.P. Morgan 10Y U.S. Treasury Futures Index	JPUS10YT
7	J.P. Morgan German Government Bond Futures Index	JPDEBUND
8	J.P. Morgan Japanese Government Bond Futures Index	JPJP10YB
9	J.P. Morgan Brent Crude Oil Futures Index	JPBRENT	Minimum: -20% Maximum: 20%	Minimum: -30% Maximum: 30%
10	J.P. Morgan Gold Futures Index	JPMGOLD

Allocating dynamically based on the market cycle.  Historical data and statistical analysis support the premise that assets tend to move in multi-year cycles.  Depending on the asset class, these cycles can range from five to 30 years.  The presence of these trends is one possible explanation for the academic research showing that, historically, asset classes exhibiting strong recent returns have been more likely to continue to exhibit positive returns.  The MAX Index attempts to take advantage of this dynamic by identifying a selected portfolio that reflects the strongest recent returns in local-currency terms from among the possible portfolios that meet the weight constraints set forth above and the volatility threshold described below.

Targeting stable volatility.  One measure of risk used by many investors is volatility, which reflects the degree of variation in the value of an asset or portfolio over a period of time.  Unlike asset-allocation approaches that aim to maintain stable proportions of different assets throughout the market cycle, the MAX Index attempts to maintain a stable level of volatility over time.  As compared to an approach that maintains consistent weights through the market cycle, the MAX Index is designed to take on more volatility risk in calm markets and deliver lower volatility in choppy ones.

Identifying a selected portfolio.  At least once each month, the MAX Index identifies every notional portfolio that meets the individual Constituent and asset class weight constraints set forth above with weights in increments of 5% and a total weight of 100% and that has a recent historical volatility at or below a volatility threshold of 4%.  The MAX Index then selects and rebalances into the notional portfolio from that set with the strongest recent performance in local-currency terms.  If no such notional portfolio exists, then the volatility threshold is increased by 1% (e.g., from 4% to 5%), and the procedure described in this paragraph is repeated, including the increase to the volatility threshold, until a notional portfolio has been selected.

Calculating the level of the MAX Index.  On any given day, the closing level of the MAX Index (the “MAX Index Level”) reflects (a) the weighted U.S. dollar performance of the Constituents tracked by the MAX Index on that day less (b) the 1.00% per annum daily deduction.  The MAX Index Level was set equal to 100.00 on February 22, 1994, the base date of the MAX Index.  The Index Calculation Agent (as defined below) began calculating the MAX Index on a live basis on November 18, 2022.

The MAX Index is an “excess return” index because it provides notional exposure to its Constituents that in turn provide exposure to futures contract returns that reflect changes in the price of those futures contracts, as well as their “roll” returns.  The MAX Index is not a “total return” index because its Constituents do not reflect interest that could be earned on funds notionally committed to the trading of futures contracts.

JPMS is currently the sponsor of the MAX Index (the “Index Sponsor”) and the calculation agent of the MAX Index (the “Index Calculation Agent”).

See “The J.P. Morgan Multi-Asset Index” in the accompanying underlying supplement no. 23-I for additional information about the MAX Index.

No assurance can be given that the investment strategy used to construct the MAX Index will be successful or that the MAX Index will outperform any alternative portfolio or strategy that might be constructed from its Constituents.  There is no guarantee that past performance trends referenced in identifying a selected portfolio will continue during the subsequent period when the MAX Index provides exposure to that selected portfolio.  In addition, no assurance can be given that the actual realized volatility of the MAX Index will approximate 4%.  The actual realized volatility of the MAX Index will depend on the performance of the Constituents included in the selected portfolio(s) from time to time, and, at any time or for extended periods, may be greater than 4%, perhaps significantly, or less than 4%.  Furthermore, the volatility threshold is subject to

PS-3 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

upward adjustment and, thus, the realized volatility threshold used to determine any selected portfolio may be greater than 4%, perhaps significantly.

The MAX Index is described as a “notional” or “synthetic” portfolio of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.  The MAX Index merely references certain assets, the performance of which will be used as a reference point for calculating the MAX Index Level.

PS-4 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

Hypothetical Payout Profile

The following table and graph illustrate the hypothetical payment at maturity on the notes linked to the MAX Index or, in some circumstances, an equally weighted basket consisting of the S&P 500® Index and the MAX Index. The hypothetical payments set forth below assume the following:

●an Initial Value for the MAX Index of 100.00;

●an Initial Basket Value of 100.00; and

●a Participation Rate of 117.25%.

The hypothetical Initial Value of the MAX Index of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of the MAX Index. The actual Initial Value of the MAX Index will be the closing level of the MAX Index on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the MAX Index, please see the historical information set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement.

Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.

Scenario 1: A Threshold Event has occurred and the payment at maturity is based on the performance of the Basket.

Final Basket Value	Basket Return	Additional Amount	Payment at Maturity
165.00	65.00%	$762.125	$1,762.125
150.00	50.00%	$586.250	$1,586.250
140.00	40.00%	$469.000	$1,469.000
130.00	30.00%	$351.750	$1,351.750
120.00	20.00%	$234.500	$1,234.500
110.00	10.00%	$117.250	$1,117.250
105.00	5.00%	$58.625	$1,058.625
101.00	1.00%	$11.725	$1,011.725
100.00	0.00%	$0.000	$1,000.000
95.00	-5.00%	$0.000	$1,000.000
90.00	-10.00%	$0.000	$1,000.000
80.00	-20.00%	$0.000	$1,000.000
70.00	-30.00%	$0.000	$1,000.000
60.00	-40.00%	$0.000	$1,000.000
50.00	-50.00%	$0.000	$1,000.000
40.00	-60.00%	$0.000	$1,000.000
30.00	-70.00%	$0.000	$1,000.000
20.00	-80.00%	$0.000	$1,000.000
10.00	-90.00%	$0.000	$1,000.000
0.00	-100.00%	$0.000	$1,000.000

PS-5 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

The following graph demonstrates the hypothetical payments at maturity on the notes, if a Threshold Event has occurred, for a range of Basket Returns. Under these circumstances, there can be no assurance that the performance of the Basket will result in a payment at maturity in excess of $1,000.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Note Payoff at Maturity
Basket Performance
Payment at Maturity
$1,900
$1,700
$1,500
$1,300
$1,100
$900
$700
$500
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
Basket Return

PS-6 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

Scenario 2: A Threshold Event has not occurred and the payment at maturity is based solely on the performance of the MAX Index.

Final Value of the MAX Index	Index Return of the MAX Index	Additional Amount	Payment at Maturity
165.00	65.00%	$762.125	$1,762.125
150.00	50.00%	$586.250	$1,586.250
140.00	40.00%	$469.000	$1,469.000
130.00	30.00%	$351.750	$1,351.750
120.00	20.00%	$234.500	$1,234.500
110.00	10.00%	$117.250	$1,117.250
105.00	5.00%	$58.625	$1,058.625
101.00	1.00%	$11.725	$1,011.725
100.00	0.00%	$0.000	$1,000.000
95.00	-5.00%	$0.000	$1,000.000
90.00	-10.00%	$0.000	$1,000.000
80.00	-20.00%	$0.000	$1,000.000
70.00	-30.00%	$0.000	$1,000.000
60.00	-40.00%	$0.000	$1,000.000
50.00	-50.00%	$0.000	$1,000.000
40.00	-60.00%	$0.000	$1,000.000
30.00	-70.00%	$0.000	$1,000.000
20.00	-80.00%	$0.000	$1,000.000
10.00	-90.00%	$0.000	$1,000.000
0.00	-100.00%	$0.000	$1,000.000

PS-7 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

The following graph demonstrates the hypothetical payments at maturity on the notes, if a Threshold Event has not occurred, for a range of Index Returns of the MAX Index. Under these circumstances, there can be no assurance that the performance of the MAX Index will result in a payment at maturity in excess of $1,000.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Note Payoff at Maturity
Index Performance of the MAX Index
Payment at Maturity
$1,900
$1,700
$1,500
$1,300
$1,100
$900
$700
$500
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
Index Return of the MAX Index

How the Notes Work

If a Threshold Event Has Occurred:

Upside Scenario:

If a Threshold Event has occurred and the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus the Additional Amount, which, under these circumstances, is equal to $1,000 times the Basket Return times the Participation Rate of at least 117.25%.

●Assuming a hypothetical Participation Rate of 117.25%, if a Threshold Event has occurred and the closing level of the Basket increases 10.00%, investors will receive at maturity a return equal to 11.725%, or $1,117.25 per $1,000 principal amount note.

Par Scenario:

If a Threshold Event has occurred and the Final Basket Value is equal to or less than the Initial Basket Value, the Additional Amount will be zero and investors will receive at maturity the principal amount of their notes.

If a Threshold Event Has Not Occurred:

Upside Scenario:

If a Threshold Event has not occurred and the Final Value of the MAX Index is greater than its Initial Value, investors will receive at maturity the $1,000 principal amount plus the Additional Amount, which, under these circumstances, is equal to $1,000 times the Index Return of the MAX Index times the Participation Rate of at least 117.25%.

●Assuming a hypothetical Participation Rate of 117.25%, if a Threshold Event has not occurred and the closing level of the MAX Index increases 10.00%, investors will receive at maturity a return equal to 11.725%, or $1,117.25 per $1,000 principal amount note.

Par Scenario:

If a Threshold Event has not occurred and the Final Value of the MAX Index is equal to or less than its Initial Value, the Additional Amount will be zero and investors will receive at maturity the principal amount of their notes.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-8 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement no. 23-I and in Annex A to the accompanying prospectus addendum.

Risks Relating to the Notes Generally

●THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY —

If (i) a Threshold Event has occurred and the Final Basket Value is less than or equal to the Initial Basket Value or (ii) a Threshold Event has not occurred and the Final Value of the MAX Index is less than or equal to its Initial Value, you will receive only the principal amount of your notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

●THE MAX INDEX IS SUBJECT TO A 1.00% PER ANNUM DAILY DEDUCTION —

This per annum deduction will be deducted daily. As a result of the per annum deduction, the level of the MAX Index will trail the value of a hypothetical identically constituted notional portfolio from which no such deduction is made.

●THE NOTES PROVIDE ONLY LIMITED OR NO EXPOSURE TO THE S&P 500® INDEX, EVEN THOUGH THE PERFORMANCE OF THE S&P 500® INDEX DETERMINES WHETHER A THRESHOLD EVENT HAS OCCURRED —

Although the performance of the S&P 500® Index determines whether a Threshold Event has occurred, the notes provide only 50.00% exposure to the S&P 500® Index through the Basket if a Threshold Event has occurred or no exposure at all to the S&P 500® Index if a Threshold Event has not occurred. Accordingly, your return on the notes at maturity may be less than if the notes were linked solely to the S&P 500® Index, and you should be willing to accept that the payment at maturity on the notes may not be based on the performance of the S&P 500® Index at all and may be based solely on the performance of the MAX Index.

●YOU WILL NOT BENEFIT FROM THE PERFORMANCE OF THE BASKET OR THE S&P 500® INDEX IF A THRESHOLD EVENT HAS NOT OCCURRED —

If a Threshold Event has not occurred, the payment at maturity will be based solely on the performance of the MAX Index, without regard to the performance of the Basket or the S&P 500® Index. Under these circumstances, your return on the notes at maturity may be less than the return you would have earned if a Threshold Event had occurred and the Basket had appreciated or if the notes were linked solely to the S&P 500® Index. In addition, if a Threshold Event has not occurred and the MAX Index has not appreciated, you will receive no return on the notes at maturity, even if the Basket or the S&P 500® Index has appreciated.

●YOU MAY RECEIVE A LOWER RETURN ON THE NOTES IF A THRESHOLD EVENT HAS OCCURRED THAN IF A THRESHOLD EVENT HAS NOT OCCURRED —

If a Threshold Event has occurred and the Basket Return is less than the Index Return of the MAX Index (which may occur if the Index Return of the MAX Index exceeds the Index Return of the S&P 500® Index), your return on the notes at maturity will be less than the return you would have received if a Threshold Event had not occurred.

● CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

●AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that

PS-9 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

●THE NOTES DO NOT PAY INTEREST.

●CORRELATION (OR LACK OF CORRELATION) OF THE INDICES —

If a Threshold Event has occurred, the payment at maturity will be based on the performance of an equally weighted Basket composed of two Indices. In calculating the Final Basket Value, an increase in the level of one of the Indices may be moderated, or more than offset, by a lesser increase or decline in the level of the other Index. In addition, high correlation of movements in the levels of the Indices during periods of negative returns between the Indices could have an adverse effect on the payment at maturity on the notes.

●YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN THE S&P 500® INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.

●YOU WILL NOT RECEIVE DIVIDENDS OR OTHER DISTRIBUTIONS ON THE SECURITIES OR LOANS UNDERLYING THE CONSTITUENTS OF THE MAX INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THE SECURITIES, COMMODITIES, COMMODITY FUTURES CONTRACTS, LOANS OR OTHER ASSETS UNDERLYING THE CONSTITUENTS OF THE MAX INDEX.

●WE MAY DETERMINE THE ADDITIONAL AMOUNT FOR YOUR NOTES EARLY IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS —

If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, cause the calculation agent to determine the Additional Amount for your notes early based on the calculation agent’s good faith determination of the option value for your notes (i.e., the price of the embedded option representing the Additional Amount payable on the notes at maturity) on the date on which the calculation agent determines that a commodity hedging disruption event has occurred, which may be significantly earlier than the Observation Date. Under these circumstances, the amount due and payable on your notes will be due and payable only at maturity, and that amount will not reflect any appreciation of the Basket or the MAX Index after such early determination. See “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement for more information.

●LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

●THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Participation Rate.

Risks Relating to Conflicts of Interest

●POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.  See also “— Risks Relating to the Indices — Our Affiliate, JPMS, Is the Index Sponsor and Index Calculation Agent of the MAX Index and May Adjust the MAX Index in a Way that Affects Its Level” below.

In addition, one of our affiliates, JPMS, is one of the primary dealers through which the U.S. Federal Reserve conducts open-market purchases and sales of U.S. Treasury and federal agency securities, including U.S. Treasury notes.  These activities may affect the prices and yields on the U.S. Treasury notes, which may in turn affect the levels of two of the Bond Constituents (as defined below) of the MAX Index and the level of the MAX Index.  JPMS has no obligation to take into consideration your interests as a holder of the notes when undertaking these activities.

PS-10 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

●JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES, AND MAY DO SO IN THE FUTURE —

Any research, opinions or recommendations could affect the market value of the notes.  Investors should undertake their own independent investigation of the merits of investing in the notes, the Constituents of the MAX Index and the securities, commodities, commodity futures contracts, loans and other assets underlying the Constituents of the MAX Index.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

●THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

●SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

●SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Basket and the Indices. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk

PS-11 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Indices

●JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX, WHICH IS ALSO THE REFERENCE INDEX UNDERLYING THE FUTURES CONTRACTS INCLUDED IN ONE OF THE EQUITY CONSTITUENTS (AS DEFINED BELOW) OF THE MAX INDEX,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the S&P 500® Index or the securities included in the S&P 500® Index.

●OUR AFFILIATE, JPMS, IS THE INDEX SPONSOR AND INDEX CALCULATION AGENT OF THE MAX INDEX AND MAY ADJUST THE MAX INDEX IN A WAY THAT AFFECTS ITS LEVEL —

JPMS, one of our affiliates, currently acts as the Index Sponsor and the Index Calculation Agent of the MAX Index and is responsible for calculating and maintaining the MAX Index and developing the guidelines and policies governing its composition and calculation.  In performing these duties, JPMS may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMS, as the Index Sponsor and the Index Calculation Agent of the MAX Index, is entitled to exercise discretion.  The rules governing the MAX Index may be amended at any time by its Index Sponsor, in its sole discretion.  The rules also permit the use of discretion by the Index Sponsor and the Index Calculation Agent of the MAX Index in relation to the MAX Index in specific instances, including, but not limited to, the determination of whether to replace a Constituent of the MAX Index with a substitute or successor upon the occurrence of certain events affecting that Constituent, the selection of any substitute or successor and the determination of the levels to be used in the event of market disruptions that affect the ability of the Index Calculation Agent of the MAX Index to calculate and publish the levels of the MAX Index and the interpretation of the rules governing the MAX Index.  Although JPMS, acting as the Index Sponsor and the Index Calculation Agent of the MAX Index, will make all determinations and take all action in relation to the MAX Index acting in good faith, it should be noted that JPMS may have interests adverse to the interests of the holders of the notes and the policies and judgments for which JPMS is responsible could have an impact, positive or negative, on the level of the MAX Index and the value of your notes.

Although judgments, policies and determinations concerning the MAX Index are made by JPMS, JPMorgan Chase & Co., as the ultimate parent company of JPMS, ultimately controls JPMS.  JPMS has no obligation to consider your interests in taking any actions that might affect the value of your notes.  Furthermore, the inclusion of any Constituent in the MAX Index is not an investment recommendation by us or JPMS of that Constituent or any of the futures contracts underlying that Constituent.

●AN INVESTMENT IN THE NOTES CARRIES THE RISKS ASSOCIATED WITH THE MAX INDEX’S MOMENTUM INVESTMENT STRATEGY —

The MAX Index construction reflects a momentum investment strategy.  Momentum investing generally seeks to capitalize on positive trends in the returns of financial instruments.  As such, the weights of the Constituents in the MAX Index are based in part on the recent performance of the Constituents.  However, there is no guarantee that recent performance trends will continue in the future.  In addition, the caps and floors on the Constituent weights applied at the individual and asset class levels will result in lower weights for the Constituents with the best recent performance than would be the case if those caps and floors were not applied.  Moreover, the aggregate assigned weights of the J.P. Morgan US Large Cap Equities Futures Index, the J.P. Morgan US Small Cap Equities Futures Index, the J.P. Morgan German Equities Futures Index and the J.P. Morgan Japanese Equities Futures Index (the “Equity Constituents”) and the aggregate assigned weights of the J.P. Morgan 5Y U.S. Treasury Futures Index, the J.P. Morgan 10Y U.S. Treasury Futures Index, the J.P. Morgan German Government Bond Futures Index and the J.P. Morgan Japanese Government Bond Futures Index (the “Bond Constituents”) in the MAX Index will, in each case, not be less than 10%, even in cases where the recent performance of the Equity Constituents or the Bond Constituents, as applicable, is significantly worse than the recent performance of the remaining Constituents.

Furthermore, the MAX Index will maintain a 100% net long exposure to its Constituents at all times, even when most or all Constituents are displaying negative performance.  Moreover, once a selected portfolio has been identified and implemented, the MAX Index will track the performance of the relevant Constituents until the next rebalancing of the MAX Index, even when the performance of those Constituents is worse than their recent performance, or than the performance of the remaining Constituents.

In addition, due to the MAX Index’s momentum investment strategy, the MAX Index may fail to realize gains that could occur as a result of obtaining exposures to financial instruments that have experienced returns one direction, but which subsequently experience a sudden return in the other direction.  As a result, if market conditions do not represent a continuation of prior observed trends, the level of the MAX Index, which is rebalanced based on prior trends, may decline.

PS-12 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

●THE MAX INDEX MAY PERFORM POORLY AT TIMES WHEN THE PHASE OF THE MARKET CYCLE IS CHANGING OR DURING PERIODS CHARACTERIZED BY SHORT-TERM VOLATILITY —

While historical data and statistical analysis support the premise that assets tend to move in multi-year cycles, performance of assets will be variable, even within a particular phase of a market cycle, and the nature of a market cycle is such that the performance of assets will shift from phases of positive performance to phases of negative performance over time.  Because the MAX Index’s strategy is based on momentum investing, the MAX Index may perform poorly during times when a Constituent’s performance is not consistent with the current phase of the market cycle or when the current phase of the market cycle for that Constituent is changing.  In non-trending, sideways markets, momentum investment strategies are subject to “whipsaws.”  A whipsaw occurs when the market reverses and does the opposite of what is indicated by the trend indicator, resulting in a trading loss during the particular period.  Consequently, the MAX Index may perform poorly in non-trending, “choppy” markets characterized by short-term volatility.

●BECAUSE THE MAX INDEX MAY INCLUDE NOTIONAL SHORT POSITIONS, THE NOTES MAY BE SUBJECT TO ADDITIONAL RISKS —

During each rebalancing of the MAX Index, the MAX Index may assign negative weights as low as -10% to one or more of the Equity Constituents and the Bond Constituents and negative weights as low as -20% to one or both of the J.P. Morgan Brent Crude Oil Futures Index and the J.P. Morgan Gold Futures Index (the “Commodity Constituents”), thereby providing notional short exposure to one or more Constituents.  Unlike long positions, short positions are subject to unlimited risk of loss because there is no limit on the appreciation of the price of the relevant asset before the short position is closed.  It is possible that a Constituent may appreciate substantially while the MAX Index is providing a notional short exposure to that Constituent, thus resulting in an adverse effect on the level of the MAX Index and the value of your notes.

Moreover, if the MAX Index provides both notional long and short exposures to its Constituents, the total long and short exposure to its Constituents may exceed 100%, perhaps significantly, which increases the risk that the MAX Index will suffer losses, thereby adversely affecting any payment on the notes and the value of the notes.

●THE MAX INDEX MAY NOT APPROXIMATE ITS INITIAL VOLATILITY THRESHOLD OF 4% —

No assurance can be given that the MAX Index will maintain an annualized realized volatility that approximates its initial volatility threshold of 4%.  The actual realized volatility of the MAX Index will depend on the performance of the Constituents included in the selected portfolio(s) from time to time, and, at any time or for extended periods, may be greater than 4%, perhaps significantly, or less than 4%.  Furthermore, the volatility threshold of the MAX Index is subject to upward adjustment and, thus, the realized volatility threshold used to determine any selected portfolio may be greater than 4%, perhaps significantly.  While the assigned weights of the notional portfolio(s) tracked by the MAX Index are based in part on the recent historical volatility of the relevant notional portfolio, there is no guarantee that trends existing in the relevant measurement periods will continue in the future.  The volatility of the notional portfolio on any day may change quickly and unexpectedly.  Accordingly, the actual annualized realized volatility of the MAX Index on a daily basis may be greater than or less than the volatility threshold used to select the relevant selected portfolio(s), which may adversely affect the level of the MAX Index and the value of the notes.

In addition, due to the weight constraints applied in constructing the MAX Index, the aggregate assigned weights of the Equity Constituents will not be less than 10%, even if the Equity Constituents are performing poorly.  In general, the Equity Constituents will tend to receive their minimum weight of 10% during periods when equities are experiencing poor performance or high volatility.  In addition, during periods when equities are experiencing high volatility, the initial volatility threshold, and the actual realized volatility, of the MAX Index may be significantly higher than 4%, even if other assets are not experiencing high volatility.

●A SIGNIFICANT PORTION OF THE MAX INDEX’S EXPOSURE MAY BE ALLOCATED TO ITS BOND CONSTITUENTS —

Under normal market conditions, the Equity Constituents and the Commodity Constituents have tended to exhibit realized volatilities that are higher than the realized volatilities of the Bond Constituents in general over time.  As a result, the MAX Index will generally need to reduce its exposure to the Equity Constituents and the Commodity Constituents in order to satisfy the volatility threshold.  Therefore, the MAX Index may have significant exposure for an extended period of time to the Bond Constituents, and that exposure may be greater, perhaps significantly greater, than its exposure to the Equity Constituents and the Commodity Constituents.  However, the returns of the Bond Constituents may be significantly lower than the returns of the Equity Constituents and the Commodity Constituents, and possibly even negative while the returns of the Equity Constituents and the Commodity Constituents are positive, which will adversely affect the level of the MAX Index and any payment on, and the value of, the notes.

PS-13 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

●THE MAX INDEX IS SUBJECT TO CONCENTRATION RISK IN ITS ALLOCATION AMONG ITS CONSTITUENTS —

The strategy employed by the MAX Index involves an asset allocation that imposes certain weight caps and floors that may result in the MAX Index being allocated to as few as three Constituents, with up to 40% of the MAX Index being allocated to a single Equity Constituent and/or any single Bond Constituent.  Under these circumstances, the MAX Index may face more risks than if it were diversified broadly over numerous asset classes and geographical regions.  Accordingly, the MAX Index may be more adversely affected by negative economic, political or regulatory occurrences affecting its Constituents and the relevant asset classes than a more broadly diversified allocation among its Constituents.  Additionally, the MAX Index allocation will sometimes result in exposure to only the Equity Constituents and the Bond Constituents, without any exposure to the Commodity Constituents.

●CHANGES IN THE VALUES OF THE MAX INDEX’S CONSTITUENTS MAY OFFSET EACH OTHER —

Because the notes are linked in part to the MAX Index, which is linked to the performance of its Constituents, which collectively represent a broad range of asset classes (equities, fixed income and commodities) and developed markets (the United States, Germany and Japan), price movements between the Constituents representing different asset classes or developed markets may not correlate with each other.  At a time when the value of a Constituent representing a particular asset class or developed market increases, the value of other Constituents representing a different asset class or developed market may not increase as much or may decline.  Therefore, in calculating the level of the MAX Index, increases in the values of some of its Constituents may be moderated, or more than offset, by lesser increases or declines in the values of its other Constituents.  In addition, high correlation during periods of negative returns among its Constituents could have a material adverse effect on the performance of the MAX Index.

●THE MAX INDEX IS AN “EXCESS RETURN” INDEX AND NOT A “TOTAL RETURN” INDEX BECAUSE ITS CONSTITUENTS DO NOT REFLECT INTEREST THAT COULD BE EARNED ON FUNDS NOTIONALLY COMMITTED TO THE TRADING OF FUTURES CONTRACTS —

Each of the Constituents is an excess return index and not a total return index.  The MAX Index, by providing exposure to the Constituents, is also an excess return index and not a total return index.  The return from investing in futures contracts derives from three sources: (a) changes in the price of the relevant futures contracts (which is known as the “price return”); (b) any profit or loss realized when rolling the relevant futures contracts (which is known as the “roll return”); and (c) any interest earned on the cash deposited as collateral for the purchase of the relevant futures contracts (which is known as the “collateral return”).

Some indices, including the Constituents (and indirectly, the MAX Index), that track futures contracts are excess return indices that measure the returns accrued from investing in uncollateralized futures contracts (i.e., the sum of the price return and the roll return associated with an investment in futures contracts).  By contrast, a total return index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts (i.e., the collateral return associated with an investment in futures contracts).  Investing in the notes will not generate the same return as would be generated from investing directly in the relevant futures contracts or in a total return index related to those futures contracts.

●HYPOTHETICAL BACK-TESTED DATA RELATING TO THE MAX INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS —

The hypothetical back-tested performance of the MAX Index set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement is purely theoretical and does not represent the actual historical performance of the MAX Index and has not been verified by an independent third party.  Hypothetical back-tested performance measures have inherent limitations.  Alternative modeling techniques might produce significantly different results and may prove to be more appropriate.  Past performance, and especially hypothetical back-tested performance, is not indicative of future results.  This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information.  Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested model that has been designed with the benefit of hindsight.

●THE INVESTMENT STRATEGY USED TO CONSTRUCT THE MAX INDEX INVOLVES REGULAR REBALANCING AND WEIGHTING CONSTRAINTS THAT ARE APPLIED TO ITS CONSTITUENTS —

The Constituents of the MAX Index are subject to regular rebalancing and weighting constraints applied individually and by asset type.  By contrast, a notional portfolio that does not rebalance monthly and is not subject to any weighting constraints could see greater compounded gains over time through exposure to a consistently and rapidly appreciating portfolio consisting of the Constituents.  Therefore, your return on the notes may be less than the return you could realize on an alternative investment in the Constituents that is not subject to regular rebalancing or weighting constraints.  No assurance can be given that the investment strategy used to construct the MAX Index will outperform any alternative investment in its Constituents.

PS-14 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

●A CONSTITUENT OF THE MAX INDEX MAY BE REPLACED BY A SUBSTITUTE INDEX UPON THE OCCURRENCE OF CERTAIN EXTRAORDINARY EVENTS —

Following the occurrence of certain extraordinary events with respect to a Constituent of the MAX Index, the affected Constituent may be replaced by a substitute index or the Index Calculation Agent of the MAX Index may cease calculation and publication of the MAX Index on a date determined by the Index Calculation Agent of the MAX Index.  These extraordinary events generally include events that could materially interfere with the ability of market participants to transact in, or events that could materially change the underlying economic exposure of, positions with respect to the MAX Index, any Constituent of the MAX Index or any reference index of the MAX Index, where that material interference or change is not acceptable to the Index Calculation Agent of the MAX Index.  If the Index Calculation Agent of the MAX Index determines in its discretion that no suitable substitute is available for an affected Constituent, then the Index Calculation Agent of the MAX Index will determine its good faith estimate of the closing level of that Constituent and remove it from the MAX Index.  In any such case, the Index Calculation Agent of the MAX Index will, in good faith, make related adjustments to the rules governing the MAX Index that it determines to be appropriate.  See “The J.P. Morgan Multi-Asset Index — Succession and Extraordinary Events” in the accompanying underlying supplement no. 23-I for a summary of events that could trigger an extraordinary event.

You should realize that the changing of a Constituent of the MAX Index may affect the performance of the MAX Index, and therefore, the return on the notes, as the replacement Constituent may perform significantly better or worse than the original Constituent.  Moreover, the policies of the sponsor of the substitute index concerning the methodology and calculation of the substitute index, including decisions regarding additions, deletions or substitutions of the assets underlying the substitute index, could affect the level of the substitute index and therefore the value of the notes.  The amount payable on the notes and their market value could also be affected if the sponsor of a substitute index or the sponsor of the reference index discontinues or suspends calculation or dissemination of the index, in which case it may become difficult to determine the market value of the notes.  The sponsor of the substitute index will have no obligation to consider your interests in calculating or revising such substitute index.

●THE MAX INDEX’S CONSTITUENTS ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FUTURES CONTRACTS —

Each Constituent of the MAX Index tracks the returns of futures contracts.  The price of a futures contract depends not only on the price of the underlying asset referenced by the futures contract, but also on a range of other factors, including but not limited to changing supply and demand relationships, interest rates, governmental and regulatory policies and the policies of the exchanges on which the futures contracts trade.  In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  These factors and others can cause the prices of futures contracts to be volatile and could adversely affect the level of the MAX Index and any payments on, and the value of, your notes.

●SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES —

Futures markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, the participation of speculators, and government regulation and intervention.  In addition, futures exchanges generally have regulations that limit the amount of futures contract price fluctuations that may occur in a single day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices.  These circumstances could delay the calculation of the levels of the Constituents of the MAX Index and the level of the MAX Index and could affect the levels of the Constituents of the MAX Index and adversely affect the level of the MAX Index and any payments on, and the value of, your notes.

●AN INCREASE IN THE MARGIN REQUIREMENTS FOR FUTURES CONTRACTS INCLUDED IN THE MAX INDEX’S CONSTITUENTS MAY ADVERSELY AFFECT THE LEVEL OF THAT CONSTITUENT —

Futures exchanges require market participants to post collateral in order to open and keep open positions in futures contracts.  If an exchange increases the amount of collateral required to be posted to hold positions in futures contracts underlying the Constituents of the MAX Index, market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of the relevant futures contracts to decline significantly.  As a result, the level of the MAX Index and any payments on, and the value of, the notes may be adversely affected.

PS-15 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

●THE MAX INDEX’S CONSTITUENTS MAY IN THE FUTURE INCLUDE CONTRACTS THAT ARE NOT TRADED ON REGULATED FUTURES EXCHANGES —

The Constituents of the MAX Index are currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  If these exchange-traded futures contracts cease to exist, or if the calculation agent for the Constituents of the MAX Index substitutes a futures contract in certain circumstances, the MAX Index may in the future include futures contracts or over-the-counter contracts traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act, or other applicable statutes and related regulations that govern trading on regulated U.S. futures exchanges or similar statutes and regulations that govern trading on regulated non-U.S. futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the MAX Index, through its exposure to its Constituents, may be subject to certain risks not presented by futures contracts traded on regulated futures exchanges, including risks related to the liquidity and price histories of the relevant contracts.

●CHANGES IN FUTURE PRICES OF THE FUTURES CONTRACTS INCLUDED IN THE MAX INDEX’S CONSTITUENTS RELATIVE TO THEIR CURRENT PRICES COULD LEAD TO A DECREASE IN ANY PAYMENT ON THE NOTES —

The Constituents of the MAX Index are composed of futures contracts.  As the contracts underlying the Constituents of the MAX Index come to expiration, they are replaced by contracts that have a later expiration.  For example, a contract notionally purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This is accomplished by notionally selling the October contract and notionally purchasing the November contract.  This process is referred to as “rolling.”  Excluding other considerations, if the market for the underlying futures contracts is in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the notional purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.”  In addition, excluding other considerations, if the market for the underlying futures contracts is in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the notional purchase of the November contract would take place at a price that is lower than the price of the October contract, thereby creating a positive “roll yield.”

When the MAX Index provides long exposure to a Constituent, the presence of contango in the relevant markets could adversely affect the values of that Constituent and the MAX Index and, accordingly, any payment on the notes.  In addition, when the MAX Index provides short exposure to a Constituent, the presence of backwardation in the relevant markets could positively affect the value of that Constituent and therefore adversely affect the value of the MAX Index and, accordingly, any payment on the notes.

●THE MAX INDEX SHOULD NOT BE COMPARED TO ANY OTHER INDEX OR STRATEGY SPONSORED BY ANY OF OUR AFFILIATES —

The MAX Index follows a notional rules-based proprietary strategy that may have objectives, features and/or constituents that are similar to those of another index or strategy sponsored by any of our affiliates (each, a “J.P. Morgan Index”).  No assurance can be given that these similarities will form a basis for comparison between the MAX Index and any other J.P. Morgan Index, and no assurance can be given that the MAX Index would be more successful than or outperform any other J.P. Morgan Index.  The MAX Index operates independently and does not necessarily revise, enhance, modify or seek to outperform any other J.P. Morgan Index.

●OTHER KEY RISKS RELATING TO THE MAX INDEX:

oTHE MAX INDEX MAY NOT BE SUCCESSFUL OR OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED IN RESPECT OF ITS CONSTITUENTS.

oTHE MAX INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES.  THERE IS NO ACTUAL PORTFOLIO OF ASSETS TO WHICH ANY PERSON IS ENTITLED OR IN WHICH ANY PERSON HAS ANY OWNERSHIP INTEREST.

oTHE MAX INDEX, WHICH WAS ESTABLISHED ON NOVEMBER 18, 2022, AND ITS CONSTITUENTS, WHICH WERE ESTABLISHED ON DECEMBER 22, 2020, NOVEMBER 29, 2021 OR OCTOBER 24, 2022, HAVE LIMITED OPERATING HISTORIES AND MAY PERFORM IN UNANTICIPATED WAYS.

oTHE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE MAX INDEX BECAUSE THE VALUES OF ITS CONSTITUENTS DENOMINATED IN CURRENCIES OTHER THAN THE U.S. DOLLAR ARE CONVERTED INTO U.S. DOLLARS FOR PURPOSES OF CALCULATING THE LEVEL OF THE MAX INDEX.

PS-16 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

oTHE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS AND SMALL-CAPITALIZATION STOCKS WITH RESPECT TO THE MAX INDEX.

oTHE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING INTEREST RATE-RELATED RISKS AND CREDIT RISK, WITH RESPECT TO THE MAX INDEX.

oTHE COMMODITY FUTURES CONTRACTS UNDERLYING THE COMMODITY CONSTITUENTS OF THE MAX INDEX ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES.

oINVESTMENTS RELATED TO THE VALUES OF THE COMMODITIES TEND TO BE MORE VOLATILE THAN TRADITIONAL INVESTMENTS.

oHIGHER FUTURE PRICES OF THE COMMODITY FUTURES CONTRACTS CONSTITUTING THE COMMODITY CONSTITUENTS OF THE MAX INDEX RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE AMOUNT PAYABLE AT MATURITY.

oTHE MARKET PRICE OF CRUDE OIL AND GOLD WILL AFFECT THE VALUE OF THE NOTES.

Please refer to the “Risk Factors” section of the accompanying underlying supplement no. 23-I for more details regarding the above-listed and other risks.

PS-17 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

Hypothetical Back-Tested Data and Historical Information

The following graphs set forth (i) the historical performance of the Basket as a whole based on the weekly historical closing levels of the Basket from January 4, 2019 through December 13, 2024, (ii) the historical performance of the S&P 500® Index based on the weekly historical closing levels of the S&P 500® Index from January 4, 2019 through December 13, 2024 and (iii) the hypothetical back-tested performance of the MAX Index based on the hypothetical back-tested weekly closing levels of the MAX Index from January 4, 2019 through November 11, 2022 and the historical performance of the MAX Index based on the weekly historical closing levels of the MAX Index from November 18, 2022 through December 13, 2024. If a Threshold Event has not occurred, the notes will NOT be linked to the Basket and, instead, will be linked to the MAX Index. The MAX Index was established on November 18, 2022, as represented by the vertical line in the relevant graph. All data to the left of that vertical line reflect hypothetical back-tested performance of the MAX Index. All data to the right of that vertical line reflect actual historical performance of the MAX Index. The graph of the historical performance of the Basket assumes that the closing level of the Basket on January 4, 2019 was 100 and that the weights of the Indices were as specified under “Key Terms — Basket” in this pricing supplement. The closing level of the S&P 500® Index on December 17, 2024 was 6,050.61. The closing level of the MAX Index on December 17, 2024 was 293.65. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The data for the hypothetical back-tested performance of the MAX Index set forth in the relevant graph are purely theoretical and do not represent the actual historical performance of the MAX Index. See “Selected Risk Considerations — Risks Relating to the Indices — Hypothetical Back-Tested Data Relating to the MAX Index Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations” above.

The historical closing levels of the Basket and the S&P 500® Index and the hypothetical back-tested and historical closing levels of the MAX Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing levels of the Indices on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Basket or the Indices will result in a payment at maturity in excess of your principal amount, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

PS-18 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

The hypothetical back-tested closing levels of the MAX Index have inherent limitations and have not been verified by an independent third party. These hypothetical back-tested closing levels are determined by means of a retroactive application of a back-tested model designed with the benefit of hindsight. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown. Alternative modeling techniques or assumptions would produce different hypothetical back-tested closing levels of the MAX Index that might prove to be more appropriate and that might differ significantly from the hypothetical back-tested closing levels of the MAX Index set forth above.

Treatment as Contingent Payment Debt Instruments

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments,” in the accompanying product supplement no. 3-I. Unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” As discussed in that subsection, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note.

PS-19 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Comparable Yield and Projected Payment Schedule

We will determine the comparable yield for the notes and will provide that comparable yield and the related projected payment schedule (or information about how to obtain them) in the pricing supplement for the notes, which we will file with the SEC. The comparable yield for the notes will be determined based upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities at the time of issuance. The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield will be.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

PS-20 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Indices and the Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplements. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement no. 23-I and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

PS-21 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●Product supplement no. 3-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf

●Underlying supplement no. 1-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

●Underlying supplement no. 23-I dated August 28, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023071317/ea160620_424b2.pdf

●Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

●Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-22 | Structured Investments Notes Linked to Either the J.P. Morgan Multi-Asset Index or an Equally Weighted Basket Consisting of the S&P 500® Index and the J.P. Morgan Multi-Asset Index